Exhibit 10.3

Execution Version

AMENDED AND RESTATED GUARANTEE AGREEMENT

AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of May 4, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by and between TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (the “Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Buyer”) and any of its parent, subsidiary or affiliated companies.

RECITALS

Pursuant to that certain Master Repurchase and Securities Contract, dated as of May 25, 2016 (as amended by that certain Amendment No. 1 to Master Repurchase and Securities Contract, dated as of September 21, 2016, as further amended by that certain Amendment No. 2 to Master Repurchase and Securities Contract, dated as of December 22, 2016, as further amended by that certain Amendment No. 3 to Master Repurchase and Securities Contract, dated as of June 8, 2017, as further amended by that certain Amendment No. 4 to Master Repurchase and Securities Contract, dated as of the date hereof, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Wells Fargo Bank, National Association (as “Buyer”) and TPG RE Finance 11, Ltd., (the “Seller”), Seller agreed to sell, from time to time, to Buyer certain Purchased Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein.

Pursuant to the terms of that certain Custodial Agreement, dated as of May 25, 2016 (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), between and among Wells Fargo Bank, National Association (in such capacity, the “Custodian”), Buyer and Seller, the Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as the Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement.  The Repurchase Agreement, the Custodial Agreement, this Guarantee and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Repurchase Documents”.

Guarantor executed and delivered that certain Guarantee Agreement, dated as of May 25, 2016 (the “Existing Guarantee”) with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Repurchase Documents, including, without duplication, all interest and fees that accrue after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of Seller with respect to Buyer under each of the Repurchase Documents (collectively, the “Guaranteed Obligations”).

Guarantor and Buyer desire to amend and restate the Existing Guarantee to, among other things, amend the financial covenants set forth in Section 9 of the Existing Guarantee.

NOW, THEREFORE, in consideration of the foregoing premises, Guarantor and Buyer hereby agree to amend and restate the Existing Guarantee, as follows:

1.Defined Terms.  Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means, as of any date of determination:

(i)insured certificates of deposit (with a maturity of three hundred and sixty (360) days or less) issued by, or savings accounts with, any commercial bank that (a) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (c) has combined capital and surplus of at least $250,000,000;

(ii)marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(iii)marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iv)commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(v)time deposits, demand deposits, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.00 million;

(vi)investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above; and

(vii)fifty percent (50%) of the par value of the pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties rated AAA or the equivalent by each nationally recognized statistical rating organization that provides a rating to such certificates.

“Customary Recourse Exceptions” shall mean, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“EBITDA” shall mean, for any period, an amount equal to Net Income for such period, plus the sum of (a) the amount of depreciation and amortization expense deducted in determining Net Income for such period, (b) the amount of Interest Expense deducted in determining Net Income for such period, (c) income tax expense deducted in determining Net Income for such period, and (d) the amount of any extraordinary or non-recurring items reducing Net Income for such period, all as determined in accordance with GAAP.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(i)obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(ii)obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered;

(iii)Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(iv)obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(v)Capital Lease Obligations of such Person;

(vi)obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(vii)Indebtedness of others Guaranteed by such Person;

(viii)all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(ix)Indebtedness of general partnerships of which such Person is a general partner; and

(x)all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Interest Expense” shall mean, for any period, the amount of total interest expense incurred by Guarantor and its consolidated Subsidiaries during such period.

“Liquidity”  shall mean, for any Person, Unrestricted Cash and Unrestricted Cash Equivalents.

“Net Income” shall mean, for any period, with respect to Guarantor and its consolidated Subsidiaries, the consolidated net income (or loss) for such period as reported in Guarantor’s financial statements prepared in accordance with GAAP.

“Non-Recourse Indebtedness” shall mean, Indebtedness that is not Recourse Indebtedness.

“Person” shall mean, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Recourse Indebtedness” shall mean, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness or the conditions to triggering such recourse under the related agreement have occurred.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total tangible assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.

“Total Equity” shall mean, with respect to any Person, as of any date of determination, the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination (without duplication), the then aggregate outstanding amount of all Indebtedness of such Person on a consolidated basis, as determined in accordance with GAAP.

“Unrestricted Cash and Unrestricted Cash Equivalents” shall mean, on any date, with respect to any Person and its Subsidiaries on a consolidated basis, (i) cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person or any of its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such Person or any of its Subsidiaries as deposits or security for contractual obligations.

2.Guarantee.  (a)  Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Guaranteed Obligations by Seller when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, and agrees to indemnify and hold harmless Buyer from any and all claims, damages, losses, liabilities, costs and expenses that may be incurred by or asserted or awarded against Buyer, in each case relating to or arising out of the Guaranteed Obligations, as the case may be.

(b)Subject to clauses (c) and (d) below, the maximum liability of Guarantor hereunder and under the Repurchase Documents shall in no event exceed twenty-five percent (25%) of the then‑current aggregate outstanding Repurchase Price due and payable from Seller to Buyer under the Repurchase Agreement, unless Buyer and Seller agree to a higher percentage with respect to a Purchased Asset as set forth in the Confirmation for such asset.

(c)Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guaranteed Obligations immediately shall become fully recourse to Seller and Guarantor, jointly and severally, in the event of any of the following:

(i)a voluntary bankruptcy or insolvency proceeding is commenced or filed by Seller under the Bankruptcy Code or any similar federal or state law;

(ii)an involuntary bankruptcy or insolvency proceeding is commenced or filed against Seller or Guarantor in connection with which Seller, Guarantor, or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding; and

(iii)any breach of the separateness covenants contained in the Repurchase Agreement that results in the substantive consolidation of the assets and liabilities of Seller with those of Guarantor.

(d)Notwithstanding the foregoing, the limitation on recourse liability as set forth in subsection (b) above shall not be applicable to, and Guarantor shall be fully liable for, any and all actual losses, costs, claims, damages or other liabilities incurred or suffered by Buyer to the extent resulting from any of the following:

(i)fraud or intentional misrepresentation by Seller, Guarantor or any other Affiliate of Seller or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any of the other Repurchase Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii)any material breach of the separateness covenants contained in the Repurchase Agreement other than a breach described in Section 2(c)(iii) above; and

(iii)any material breach of any representations and warranties contained in or incorporated by reference in any Repurchase Document including but not limited to any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s or any of its Affiliates’ properties or any of the Purchased Assets.

(e)Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Repurchase Documents.

(f)In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in subsection (b), Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of external counsel) which may be paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee, and agrees to indemnify and hold harmless Buyer from any and all claims, damages, losses, liabilities, costs and expenses that may be incurred by or asserted or awarded against Buyer, in each case relating to or arising out of the Guaranteed Obligations.  This Guarantee shall remain in full force and effect and fully enforceable against Guarantor in all respects until the Guaranteed Obligations are fully satisfied and paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guaranteed Obligations.

(g)No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations (subject to the limitations set forth in Section 2(b), if applicable) until the Guaranteed Obligations are paid in full.

(h)Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3.Subrogation.  Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from any Seller, until all amounts owing by Seller to Buyer under the Repurchase Documents or any related documents have been paid in full; and, further provided, that such subrogation rights shall be subordinate in all respects to all amounts owing to the Buyer under the Repurchase Documents.  If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

4.Amendments, etc. with Respect to the Guaranteed Obligations.  Until the Guaranteed Obligations have been fully satisfied and paid in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Repurchase

Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.  Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto.  When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.Guarantee Absolute and Unconditional.  (a)  Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection.  Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of protest, demand, dishonor, default, nonpayment or nonperformance, notice of any exercise of remedies, and all other notices whatsoever to or upon Seller or Guarantor with respect to the Guaranteed Obligations.  Guarantor also waives any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any part of the Guaranteed Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Repurchase Agreement or any Repurchase Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or Knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations of Guarantor under this Guarantee, in bankruptcy or in any other instance, or any defense of a surety or guarantor.  When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from any such Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer or any Affiliate of Buyer against Guarantor.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to the benefit of Buyer, and its successors and permitted endorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding (x) any sale by Buyer of any Purchased Asset as set forth in Article 10 of the Repurchase Agreement or the exercise by Buyer of any of the other rights and remedies set forth in any of the Repurchase Documents, or (y) that from time to time during the term of the Repurchase Documents Seller may be free from any Guaranteed Obligations.

(b)Without limiting the generality of the foregoing, except to the extent any of the following expressly relieves Guarantor of its obligations hereunder in respect of any of the Guaranteed Obligations, the occurrence of one or more of the following shall not preclude the exercise by Buyer of any right, remedy or power hereunder or alter or impair the liability of Guarantor hereunder, which shall, remain absolute, irrevocable and unconditional:

(i)at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, waived or renewed, or Seller shall be released from any of the Guaranteed Obligations, or any of the Guaranteed Obligations shall be subordinated in right of payment to any other liability of Seller;

(ii)any of the Guaranteed Obligations shall be accelerated or otherwise become due prior to their stated maturity, in any case, in accordance with the terms of the Repurchase Agreement, or any of the Guaranteed Obligations shall be amended, supplemented, restated or otherwise modified in any respect, or any right under the Repurchase Agreement shall be waived, or any other guaranty of any of the Guaranteed Obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with;

(iii)the occurrence of any Default or Event of Default under the Repurchase Agreement, or the occurrence of any similar event (howsoever described) under any agreement or instrument referred to therein;

(iv)any consolidation or amalgamation of Seller with, any merger of Seller with or into, or any transfer by Seller of all or substantially all its assets to, another Person, any change in the legal or beneficial ownership of ownership interests issued by any Seller, or any other change whatsoever in the objects, capital structure, constitution or business of Seller;

(v)any delay, failure or inability of Seller or any other guarantor or obligor in respect of any of the Guaranteed Obligations to perform, willful or otherwise, any provision of the Repurchase Agreement beyond any applicable cure periods;

(vi)any action, forbearance or failure to act by Buyer that adversely affects Guarantor’s right of subrogation arising by reason of any performance by Guarantor of this Guarantee;

(vii)any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, Seller or any other Person for any reason whatsoever, including any suit or action in any way disaffirming, repudiating, rejecting or otherwise calling into question any issue, matter or thing in respect of the Repurchase Agreement;

(viii)any lack or limitation of status or of power, incapacity or disability of Seller or any other guarantor or obligor in respect of any of the Guaranteed Obligations;

(ix)any change in the laws, rules or regulations of any jurisdiction, or any present or future action or order of any Governmental Authority, amending, varying or otherwise affecting the validity or enforceability of any of the Guaranteed Obligations or the obligations of any other guarantor or obligor in respect of any of the Guaranteed Obligations;

(x)any lack of validity or enforceability of the Repurchase Agreement or any other Repurchase Document for any reason, including any bar by any statute of limitations or other law of recovery on any obligation under the Repurchase Agreement or any other Repurchase Document, or any defense or excuse for failure to perform on account of any event of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever;

(xi)any change in the time, manner or place of payment of, or in any other term of, the Repurchase Agreement, any other Repurchase Document or any obligation thereunder, including any amendment or waiver of or any consent to departure from the Repurchase Agreement or any other Repurchase Document, in any such case, made or effected in accordance with the terms of the Repurchase Agreement or any other Repurchase Document;

(xii)any action which Buyer may take or omit to take in connection with the Repurchase Agreement or any other Repurchase Document, any of the obligations thereunder (or any Indebtedness owing by Seller to Buyer); any giving or failure to give any notice; any course of dealing of Buyer with Seller or any other Person; or any forbearance, neglect, delay, failure, or refusal to take or prosecute any action for the collection or enforcement of the Repurchase Agreement, any other Repurchase Document or any obligation thereunder, to foreclose or take or prosecute any action in connection with the Repurchase Agreement, to bring suit against Seller or any other Person, or to file a claim in any Insolvency Proceeding;

(xiii)any compromise or settlement of any part of the Repurchase Agreement, any other Repurchase Document, or obligations thereunder or any other amount claimed to be owing under the Repurchase Agreement or any other Repurchase Document;

(xiv)any modification of the Repurchase Agreement or any other Repurchase Document, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including, without limitation, the renewal, extension, adjustment, indulgence, forbearance, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon;

(xv)any impairment of the value of any interest in any Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations or any portion thereof, including, without limitation, the failure to obtain or maintain perfection or recordation of any lien or other interest in any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations, the release of any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations;

(xvi)the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security;

(xvii)any change, restructuring or termination of the corporate structure or existence of Seller; or any release, substitution or addition of any other obligor, or any Insolvency Event or Insolvency Proceeding with respect to Seller; or

(xviii)any action or inaction of Seller or any other Person, or any change of law or circumstances, or any other facts or events which might otherwise constitute a defense available to, or a discharge of, Seller, or a guarantor or surety.

(c)Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)Guarantor hereby unconditionally and irrevocably waives: (A) any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, against any other guarantor, or against any other person or security, (B) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Seller or Guarantor, (C) any defense based upon the application by Seller of any Purchase Price under the Repurchase Agreement for purposes other than the purposes represented by Seller to Buyer or intended or understood by Buyer or Guarantor, (D) any defense based upon Buyer’s failure to disclose to Guarantor any information concerning Seller’s financial condition or any other circumstances bearing on Seller’s ability to pay all sums payable under the Repurchase Documents, (E) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (F) any defense based upon Buyer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute, (G) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code and (H) any right of subrogation, any right to enforce any remedy that Guarantor may have against Seller or any other Person liable for the Guaranteed Obligations and any right to participate in, or benefit from, any security for the Repurchase Agreement or Repurchase Documents now or hereafter held by Buyer.

(ii)Guarantor further unconditionally and irrevocably waives any and all rights and defenses that Guarantor may have as a result of Seller’s obligations under the Repurchase Documents being backed and/or secured by real property.  Among other things, Guarantor agrees: (1) Buyer may collect from Guarantor without first foreclosing on any real or personal property sold by Seller under the Repurchase Agreement and/or in which a security interest has been granted to Buyer pursuant to Article 11 of the Repurchase Agreement (herein “Related Property”), (2) if Buyer forecloses on any Related Property, then (A) the amount of Seller’s debt and Guarantor’s obligation hereunder may be reduced only by the price for which such collateral is sold at any foreclosure sale (whether public or private), even if the collateral is worth more than the sale price, and (B) Buyer may collect from Guarantor pursuant to the terms of this Guarantee even if Buyer, by foreclosing on any Related Property, has destroyed any right Guarantor may have to collect from Seller or its Affiliates.  The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property.  Guarantor further waives any rights it may have under Sections 1301 or 1371 of the Real Property Actions and Proceedings Law of the State of New York.

(iii)Guarantor further expressly waives to the fullest extent permitted by law any and all rights and defenses, including any rights of reimbursement, indemnification and contribution, that might otherwise be available to Guarantor under applicable law.

(iv)Guarantor agrees that the performance of any act or any payment that tolls any statute of limitations applicable to the Repurchase Agreement or any Repurchase Document shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

(v)Guarantor agrees that (A) the obligations of Guarantor under this Guarantee are independent of the obligations of Seller or any other Person under the Repurchase Documents, (B) a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guarantee, irrespective of whether an action is brought against Seller or any other Person or whether Seller or any other Person is joined in any such action, and (C) concurrent actions may be brought hereon against Guarantor in the same action, if any, brought against Seller or any other Person or in separate actions, as often as Buyer, in its sole discretion, may deem advisable.

(vi)Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer or any Affiliate of Buyer for any such information.  Absent a written request for such information by Guarantor to Buyer, Guarantor hereby unconditionally and irrevocably waives the right, if any, to require Buyer to disclose to Guarantor, and unconditionally and irrevocably waives any defense based upon Buyer’s failure to disclose to Guarantor, any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(vii)Guarantor has independently reviewed the Repurchase Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer or any Affiliate of Buyer, now or at any time and from time to time in the future.

6.Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or any similar officer or agent under any federal or state law or any such similar law of any other applicable jurisdiction for, Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7.Payments.  Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8.Representations and Warranties.  Guarantor represents and warrants that:

(a)Guarantor has the legal capacity and the legal right to execute and deliver this Guarantee and to perform Guarantor’s obligations hereunder;

(b)no consent or authorization of, filing with (other than filings required in connection with Guarantor being publicly traded), or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

(c)this Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d)the execution, delivery and performance of this Guarantee will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, or other Requirements of Law, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject, or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e)except as disclosed in writing to Buyer by Guarantor from time to time prior to the Closing Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Guarantor’s Knowledge, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guarantee or any of the transactions contemplated hereby;

(f)except as disclosed in writing to Buyer by Guarantor prior to the Closing Date, Guarantor has filed or caused to be filed all tax returns which, to the Knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against Guarantor or any of its property and all other taxes, fees or other charges imposed on Guarantor or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the Knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge;

(g)Guarantor (i) has been duly organized and is validly existing under the laws of the State of Delaware, (ii) is in good standing under the laws of the State of Delaware and (iii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed; and

(h)Guarantor and each of its respective Affiliates has complied in all respects with all Requirements of Laws.  Neither Guarantor nor any Affiliate of Guarantor (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti‑Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its Knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than ten percent (10%) of its assets located in Sanctioned Entities, or (g) derives more than ten percent (10%) of its operating income from investments in or transactions with Sanctioned Entities.  Neither Guarantor nor any Affiliate of Guarantor is or is controlled by an “investment company” as defined in the Investment Company Act or is exempt from the provisions of the Investment Company Act.  Guarantor and all Affiliates of Guarantor are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto.  Neither Guarantor nor any Affiliate of Guarantor has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Guarantor, any Affiliate of Guarantor or any other Person, in violation of the Foreign Corrupt Practices Act.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on and as of the date of this Guarantee, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect.

9.Covenants.

(a)Guarantor, with respect to itself and its Subsidiaries on a consolidated basis, agrees as follows:

(i)The ratio of (A) Total Indebtedness to (B) Total Equity at any time may not exceed 3.5 to 1.0;

(ii)Liquidity at any time shall not be less than the greater of (i) Ten Million and No/100 Dollars ($10,000,000.00) and (ii) 5% of Guarantor’s Recourse Indebtedness;

(iii)Tangible Net Worth at any time shall not be less than the sum of (A) $884,338,269.00, plus (B) seventy-five percent (75%) of the proceeds of all equity issuances (net of underwriting discounts and commissions, and other out-of-pocket expenses related to such equity issuances) made by Guarantor or Sponsor, without duplication, after the date hereof; and

(iv)As of any date of determination, the ratio of (A) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the last day of the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (B) Interest Expense for such period shall not be less than 1.5 to 1.0.

(b)Guarantor’s compliance with the covenants set forth in clause (a) above must be evidenced by the financial statements and a Compliance Certificate (which may be delivered by Guarantor) in respect of the financial quarter most recently ended, in the form of Exhibit D-2 to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Section 8.08 of the Repurchase Agreement, and compliance with all such covenants are subject to continuing verification by Buyer and Guarantor shall provide information that is reasonably requested by the Buyer with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to the Buyer  or disclosed in any Form 8-K filed by Guarantor with the Securities and Exchange Commission which would reasonably be expected to have a material adverse effect on Guarantor’s ability to comply with the financial covenants; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Compliance Certificates other than those expressly required under Section 8.08 of the Repurchase Agreement.

(c)Notwithstanding anything to the contrary contained herein or elsewhere, (i) in the event that Guarantor, Seller or any Subsidiary of Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding covenant in Section 9(a) at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in Section 9(a) and such financial covenant is more restrictive as to Guarantor than the corresponding covenant in Section 9(a) as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) Guarantor shall promptly notify Buyer of the effectiveness of such MFN Covenant and (B) in the sole discretion of Buyer Section 9(a) will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in Section 9(a) (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable), and (ii) in the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Guarantor any MFN Covenant or eliminate any Additional Financial Covenant, then, upon Guarantor providing written notice to Buyer of the same (each an “MFN Step Down Notice”), which Guarantor may deliver to Buyer from time to time, the financial covenants in Section 9(a) will automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event shall the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in clauses (i) through (iv) of Section 9(a) hereof.  Promptly upon request by Buyer, Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Buyer may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

10.Set-off.

(a)In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law, at law or otherwise, Guarantor hereby grants to Buyer, to secure repayment of the Guaranteed Obligations, a right of set off upon any and all of the following:  monies, securities, collateral or other property of Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer or any Affiliate of Buyer, for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Guarantor and to set-off against any Guaranteed Obligations or Indebtedness owed by Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any Affiliate of Buyer to or for the credit of Guarantor, without prejudice to Buyer’s right to recover any deficiency.  Each of Buyer and each Affiliate of Buyer is hereby authorized upon any amount becoming due and payable by Guarantor to Buyer under the Repurchase Documents, the Guaranteed Obligations or otherwise or upon the occurrence and continuance of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer by Guarantor under the Repurchase Documents and the Guaranteed Obligations, irrespective of whether Buyer or any Affiliate of Buyer shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency.  Guarantor shall be deemed directly indebted to Buyer in the full amount of all amounts owing to Buyer by Guarantor under the Repurchase Documents and the Guaranteed Obligations, and Buyer shall be entitled to exercise the rights of set-off provided for above.  ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS UNDER THE REPURCHASE DOCUMENTS, THE PLEDGED COLLATERAL OR ANY OTHER COLLATERAL SECURITY FOR THE REPURCHASE OBLIGATIONS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

(b)Buyer shall promptly notify Guarantor after any such set-off and application made by Buyer or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application.  If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained.  Nothing in this Section 10 shall be effective to create a charge or other security interest.  This Section 10 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any party is at any time otherwise entitled.

(c)Guarantor hereby waives any right of setoff it has or may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer or any Affiliate of Buyer, or their respective assets or properties.

11.Severability.  Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.Paragraph Headings.  The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

13.No Waiver; Cumulative Remedies.  Buyer shall not by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14.Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guarantee may be waived by Buyer in a letter or agreement executed by Buyer and delivered in accordance with Section 15 hereinbelow.  This Guarantee shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer, and its respective successors and assigns.  THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE, THE RELATIONSHIP BETWEEN GUARANTOR AND BUYER, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS OF BUYER AND DUTIES OF GUARANTOR SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  GUARANTOR AND BUYER INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE.

15.Notices.  Notices by Buyer to Guarantor may be given in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email at the address or transmission number set forth under Guarantor’s signature below or such other address as Guarantor shall specify from time to time in a notice to Buyer (provided that (i) if Buyer delivers a notice by facsimile, Buyer also receives a confirmation of delivery by telephone on the same Business Day, and (ii) if Buyer delivers a notice by e-mail, Buyer receives a return receipt noting that the email has been opened by the recipient).  Should Buyer fail to receive the required delivery confirmation on a timely basis, the related notice shall not be legally effective until either (i) Buyer successfully confirms the receipt thereof by telephone or (ii) Buyer successfully delivers the related notice by hand delivery, by certified or registered mail or by expedited commercial or postal delivery service in accordance with the immediately preceding sentence.  Any of the foregoing communications shall be effective when delivered, if such delivery occurs on a Business Day; otherwise, each such communication shall be effective on the first Business Day following the date of such delivery.  Notices to Buyer by Guarantor may be given in the manner set forth in the Repurchase Agreement.

16.SUBMISSION TO JURISDICTION; WAIVERS.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)SUBMITS FOR GUARANTOR AND GUARANTOR’S PROPERTY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE OTHER REPURCHASE DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR SHALL LIMIT THE RIGHT OF BUYER TO SUE IN ANY OTHER JURISDICTION.

17.Integration.  This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer or any Buyer relative to the subject matter hereof not reflected herein.

18.Acknowledgments.  Guarantor hereby acknowledges that:

(a)Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b)Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c)no joint venture exists between or among any of Buyer, Guarantor and Seller.

19.Intent.  Guarantor intends for this Guarantee to be a credit enhancement related to a repurchase agreement, within the meaning of Section 101(47) of the Bankruptcy Code and, therefore, for this Guarantee to be included within the definition of repurchase agreement, within the meaning of that Section and Section 559 of the Bankruptcy Code.

20.WAIVERS OF JURY TRIAL.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[SignatureS COMMENCE ON THE FOLLOWING page]

IN WITNESS WHEREOF, the undersigned have caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

TPG RE FINANCE TRUST HOLDCO, LLC,
a Delaware limited liability company

By:	/s/ Matthew Coleman
	Name:	Matthew Coleman
	Title:	Vice President

Address for Notices:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, NY 10106

Attention: TRT Asset Management

and:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, NY 10106

Attention: Deborah Ginsberg

Telephone: 212-405-8426

Email: dginsberg@tpg.comand

and:

TPG RE Finance Trust Holdco, LLC

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, NY 10106

Attention: Jason Ruckman

Telephone: 212-405-4125

Email: jruckman@tpg.com

[Signature Page to Amended and Restated Guarantee Agreement – TRT/WF]

BUYER:

WELLS FARGO BANK,

NATIONAL ASSOCIATION

/s/ Allen Lewis
By:	Allen Lewis
Name:	Managing Director

[Signature Page to Amended and Restated Guarantee Agreement – TRT/WF]